Metris Companies Inc.
                         EPS Impact from THL Conversion
                                   Unaudited

The following table sets forth the earnings per share calculations of the Company as of March 31, 1999 on a pro forma basis to reflect the conversion of the Lee Company investment as if the conversion had occurred on February 28, 1999 (however utilizing the Company's common share price on May 28, 1999 to calculate the one-time accounting adjustment).

                                                                        1st Qtr
(in thousands, except per share amounts)                                  1999
Income Before Income Taxes and Extraordinary Loss ................    $  35,360
    Income Taxes .................................................       13,720
                                                                      ---------
Income Before Extraordinary Loss .................................       21,640
Extraordinary Loss From Early Extinguishment of Debt .............       50,808
                                                                      ---------
Net Loss .........................................................      (29,168)
Preferred Stock Dividends- Series B ..............................        2,916
Preferred Stock Dividends- Series C ..............................        2,413
Adjustment for the Retirement of Series B Preferred Stock ........      101,615
                                                                      =========
Net Loss Applicable to Common Stockholders .......................    $(136,112)
                                                                      =========

Per Share:
  Basic-Loss before extraordinary loss ...........................    $   (2.21)
  Basic-Extraordinary loss .......................................    $   (1.32)
                                                                      =========
  Basic-Net loss .................................................    $   (3.53)
                                                                      =========

  As Calculated:
  Diluted-Loss before extraordinary loss .........................    $   (1.80)
  Diluted-Extraordinary loss .....................................    $   (1.10)
                                                                      =========
  Diluted-Net loss ...............................................    $   (2.90)
                                                                      =========

  As Presented (must present the lower of basic or diluted):
  Diluted-Loss before extraordinary loss .........................    $   (2.21)
  Diluted-Extraordinary loss .....................................    $   (1.32)
                                                                      =========
  Diluted-Net loss ...............................................    $   (3.53)
                                                                      =========

Weighted Average Shares:
Basic ............................................................       38,518
Diluted (as calculated) ..........................................       46,131
Diluted (as presented) ...........................................       38,518



Note: All share and per share information in this schedule has been adjusted to reflect a two-for-one split of our common stock effected on June 15, 1999.